THE ADAMS EXPRESS

RESOLUTION ADOPTED AT A MEETING OF THE

BOARD OF DIRECTORS

JULY 9, 1998

         At a meeting of the Board of Directors, a proposal was made to amend the Company's By-laws to adopt a provision requiring advance notice from shareholders of any proposals submitted for consideration at an annual or special meeting of the Company. After discussion and on motion duly made, seconded and unanimously adopted, it was - - -

         RESOLVED, that Article Two of the Company's By-laws is hereby amended to adopt a new Section 2.11 to be added thereto, as follows:

         SECTION 2.11. Advance Notice of Stockholder Nominees for Director and Other Stockholder Proposals.

         The matters to be considered and brought before any annual or special meeting of stockholders of the Corporation shall be limited to only such matters, including the nomination and election of directors, as shall be brought properly before such meeting in compliance with the procedures set forth in this Section 2.11.

         For any matter to be properly before any annual meeting of stockholders, the matter must be (i) specified in the notice of annual meeting given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, or (iii) brought before the annual meeting in the manner specified in this Section 2.11 (b) by a stockholder of record or a stockholder (a "Nominee Holder") that holds voting securities entitled to vote at meetings of stockholders through a nominee or "street name" holder of record and can demonstrate to the Corporation such indirect ownership and such Nominee Holder's entitlement to vote such securities. In addition to any other requirements under applicable law and the Articles of Incorporation and By-Laws of the Corporation, persons nominated by stockholders for election as directors of the Corporation and any other proposals by stockholders shall be properly brought before the meeting only if notice of any such matter to be presented by a stockholder at such meeting of stockholders (the "Stockholder Notice") shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not less than 60 nor more than 90 days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, if and only if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to herein as an "Other Annual Meeting Date"), such Stockholder Notice shall be given in the manner provided herein by the later of the close of business on (i) the date 60 days prior to such Other Meeting Date or (ii) two weeks following the date such Other Annual Meeting Date is first publicly announced or disclosed. Any stockholder desiring to nominate any person or persons (as the case may be) for election as a director or directors of the Corporation shall deliver, as part of such Stockholder Notice:
         (i) a statement in writing setting forth (A) the name of the person or persons to be nominated, (B) the number and class of all shares of each class of stock of the Corporation owned of record and beneficially by each such person, as reported to such stockholder by such nominee(s),
         (C) the information regarding each such person required by paragraph
         (b) of Item 22 of Rule 14a-101 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), adopted by the Securities and Exchange Commission (or the corresponding provisions of any regulation or rule subsequently adopted by the Securities and Exchange Commission applicable to the Corporation), (D) whether such stockholder believes any nominee will be an "interested person" of the Corporation (as defined in the Investment Company Act of 1940, as amended) and, if not an "interested person", such information regarding each nominee that will be sufficient for the Corporation to make such determination, and
         (E) the number and class of all shares of each class of stock of the Corporation owned of record and beneficially by such stockholder; (ii) each such person's signed consent to serve as a director of the Corporation if elected; (iii) such stockholder's name and address; and,
         (iv) in the case of a Nominee Holder, evidence establishing such Nominee Holder's indirect ownership of, and entitlement to vote, securities at the meeting of stockholders. Any stockholder who gives a Stockholder Notice of any matter proposed to be brought before the meeting (not involving nominees for director) shall deliver, as part of such Stockholder Notice, the text of the proposal to be presented; a brief written statement of the reasons why such stockholder favors the proposal; such stockholder's name and address; the number and class of all shares of each class of stock of the Corporation owned of record and beneficially by such stockholder; if applicable, any material interest of such stockholder in the matter proposed (other than as a stockholder); and, in the case of a Nominee Holder, evidence establishing such Nominee Holder's indirect ownership of, and entitlement to vote, securities at the meeting of stockholders. As used herein, shares "beneficially owned" shall mean all shares that such person is deemed to beneficially own pursuant to Rules 13d-3 and 13d-5 under the Exchange Act.

         Notwithstanding anything in this Section 2.11(b) to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and either all of the nominees for director or the size of the increased Board of Directors are not publicly announced or disclosed by the Corporation at least 70 days prior to the first anniversary of the preceding year's annual meeting, a Stockholder Notice shall also be considered timely hereunder, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not later than the close of business two weeks following the first date all of such nominees or the size of the increased Board of Directors shall have been publicly announced or disclosed.

         Only such matters shall be properly brought before a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation's notice of meeting, if the Stockholder Notice required by Section 2.11 (b) hereof shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not later than the close of business two weeks following the day on which the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is publicly announced or disclosed.

         For purposes of this Section 2.11, a matter shall be deemed to have been "publicly announced or disclosed" if such matter is disclosed in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission.

         In no event shall the adjournment of an annual meeting, or any announcement thereof, commence a new period for the giving of notice as provided in this Section 2.11. This Section 2.11 shall not apply to stockholder proposals made pursuant to Rule 14a-8 under the Exchange Act.

         (f) The person presiding at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether notice of nominees and other matters proposed to be brought before a meeting has been duly given in the manner provided in this Section 2.11 and, if not so given, shall direct and declare at the meeting that such nominees and other matters shall not be considered.

* * * * * * * * * * * * *

         I, Lawrence L. Hooper, Jr., the duly elected Secretary and General Counsel of The Adams Express Company, a Maryland corporation, hereby certify the foregoing to be a true copy of the resolutions adopted at a meeting of the Board of Directors of the Company on July 9, 1998, at which meeting a quorum was present and voted on the resolutions. I further certify that said resolutions continue in full force and effect.

                                         ATTEST: /s/ Lawrence L. Hooper, Jr.
                                                 _______________________________

                                                 Secretary and General Counsel

Baltimore, Maryland
July 9, 1998